As filed with the Securities and Exchange Commission on January 30, 2026

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CDT EQUITY INC.

(Exact name of Registrant as specified in its charter)

Delaware	87-3272543
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4851 Tamiami Trail North, Suite 200 Naples, FL	34103
(Address of principal executive offices)	(Zip Code)

CDT Equity Inc. 2023 Amended and Restated Stock Incentive Plan

(Full title of the plan)

Andrew Regan

Chief Executive Officer

CDT Equity Inc.

4851 Tamiami Trail North, Suite 200

Naples, FL 34103

(Name and address of agent for service)

(646) 491-9132

(Telephone number, including area code, of agent for service)

Copies to:

Todd Mason, Esq.

Thompson Hine LLP

300 Madison Ave, 27th Floor

New York, NY 10017

(212) 344-5680

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

This registration statement on Form S-8 registers an additional 115,174 shares of common stock of CDT Equity, Inc. (the “Registrant”) that may be issuable under the CDT Equity Inc. Amended and Restated 2023 Stock Incentive Plan (as may be amended from time to time, the “2023 Plan” or the “Plan”). The number of shares of common stock available for issuance under the 2023 Plan is subject to an automatic annual increase on the first day of each fiscal year commencing on January 1, 2024 and continuing on each anniversary thereof (and including and until) January 1, 2033, in an amount equal to the lesser of (A) 5% of the shares of common stock outstanding on the last day of the immediately preceding fiscal year; and (B) such smaller number of shares of common stock as determined by the Registrant’s Board of Directors or its Compensation Committee (the “Plan Evergreen Provision”). Pursuant to the Plan Evergreen Provision, the number of shares of common stock available for issuance under the 2023 Plan was increased by 115,174 shares of common stock effective January 1, 2026. This registration statement registers the additional shares of common stock available for issuance under the 2023 Plan as a result of the Plan Evergreen Provision effective January 1, 2026.

The Registrant previously registered (i) 958 shares of common stock available for issuance under the 2023 Plan on a registration statement on Form S-8, filed by the Registrant on December 1, 2023, File No. 333-275860, (ii) 307 shares of common stock available for issuance under the 2023 Plan pursuant to the Plan Evergreen Provision effective January 1, 2024, on a registration statement on Form S-8, filed by the Registrant on January 10, 2024, File No. 333-276461, (iii) 577 additional shares of common stock for issuance under the 2023 Plan pursuant to the Plan Evergreen Provision effective January 1, 2025, on a registration statement on Form S-8, filed by the Registrant on February 6, 2025, File No. 333-284741, (iv) 250,000 additional shares of common stock for issuance under the 2023 Plan on a registration statement on Form S-8, filed by the Registrant on August 11, 2025, File No. 333-289496, and (v) the resale of 213,125 shares of common stock by directors and officers on a post-effective amendment to the registration statement filed on August 11, 2025 on Form S-8 POS, filed by the Registrant on December 12, 2025, File No. 333-289496 (such registration statements on Form S-8 and post-effective amendments thereto on Form S-8 POS, the “Prior Registration Statements”). In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statements are hereby incorporated by reference in this registration statement. Only those items of Form S-8 containing new information not contained in the in the Prior Registration Statements are presented herein.

On January 25, 2025; May 19, 2025; and October 10, 2025, the Registrant effected a 1-for-100 reverse stock split, 1-for-15 reverse stock split, and 1-for-8 reverse stock split of its issued and outstanding common stock, respectively (collectively, the “Reverse Stock Splits”). Unless otherwise indicated, all share numbers herein, including common stock registered hereunder under the Prior Registration Statements, give effect to the Reverse Stock Splits.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the U.S. Securities and Exchange Commission (the “SEC”), this registration statement omits the information specified in Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated by reference into this registration statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 28, 2025.

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2025, June 30, 2025, and September 30, 2025, filed with the SEC on May 15, 2025 (as amended on August 14, 2025), August 14, 2025, and November 13, 2025, respectively.

(c)	The Registrant’s Current Reports on Form 8-K (other than any portions thereof deemed furnished and not filed), filed with the SEC on January 14, 2025, January 23, 2025, February 11, 2025, February 19, 2025, March 6, 2025, April 1, 2025 (as amended on April 2, 2025), April 4, 2025, April 16, 2025, April 25, 2025, May 6, 2025, May 16, 2025, June 3, 2025, June 9, 2025, August 8, 2025, August 14, 2025, October 9, 2025, December 12, 2025, January 2, 2026, and January 22, 2026.

(d)	The Registrant’s definitive proxy statement on Schedule 14A, as filed with the SEC on July 8, 2025.

(e)	The description of the Registrant’s securities filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 28, 2025, as well as any additional amendments or reports filed for the purpose of updating such description.

(f)	All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8. Exhibits.

Exhibit No.	Description
4.1	CDT Equity Inc. Amended and Restated 2023 Stock Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 8, 2025, and incorporated herein by reference).

4.2	Specimen Common Stock Certificate of CDT Equity Inc. (filed as Exhibit 4.8 to the Registrant’s Amendment No. 3 to Registration Statement on Form S-4 (File No. 333-271903) filed on August 8, 2023, and incorporated herein by reference).

4.3	Form of Stock Option Agreement under the CDT Equity Inc. Amended and Restated 2023 Stock Incentive Plan (filed as Exhibit 10.17 to the Registrant’s Registration Statement on Form S-4 (File No. 333-271903) filed on May 12, 2023, and incorporated herein by reference).

5.1*	Opinion of Thompson Hine LLP.

23.1*	Consent of Marcum LLP, independent public accounting firm of CDT Equity Inc.

23.2*	Consent of Thompson Hine LLP (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on signature page).

107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on January 30, 2026.

CDT EQUITY INC.

By:	/s/ Andrew Regan
Name:	Andrew Regan
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew Regan and/or James Bligh, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the undersigned, thereunto duly authorized.

Signature	Title	Date

/s/ Andrew Regan	Chief Executive Officer and Director	January 30, 2026
Andrew Regan	(Principal Executive Officer)

/s/ James Bligh	Chief Financial Officer and Director	January 30, 2026
James Bligh	(Principal Financial Officer and Principal Accounting Officer)

/s/ Freda Lewis-Hall	Director and Chairperson of the Board of Directors	January 30, 2026
Freda Lewis-Hall

/s/ Chele Chiavacci Farley	Director	January 30, 2026
Chele Chiavacci Farley

/s/ Simon Fry	Director	January 30, 2026
Simon Fry